Exhibit 10.1

FOURTH AMENDMENT TO LEASE

THIS FOURTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 31st day of March, 2017, by and between BMR-9920 BELWARD CAMPUS DRIVE, LLC, a Delaware limited liability company (“Landlord,” as successor-in-interest to GP ROCK ONE, L.L.C, a Rhode Island limited liability company), and NOVAVAX, INC., a Delaware corporation (“Tenant”).

RECITALS

A.                WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of May 7, 2007 (the “Original Lease”), as amended by that certain First Amendment to Lease dated as of May 30, 2008 (the “First Amendment”), as further amended by that certain Second Amendment to Lease dated as of June 26, 2008 (the “Second Amendment”), and as further amended by that certain Third Amendment to Lease dated as of February 29, 2016 (the “Third Amendment”) (collectively, and as the same may have been further amended, amended and restated, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises from Landlord at 9920 Belward Drive in Rockville, Maryland (the “Building”) located on the Land (as defined in the Original Lease) (the Land and the Building being collectively referred to herein as the “Premises”);

B.                 WHEREAS, Landlord and Tenant desire to make certain modifications to the maintenance and repair responsibilities of the parties; and

C.                 WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.                  Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2.                  Repairs and Maintenance.

2.1.               Notwithstanding anything in the Existing Lease to the contrary (including without limitation, Article 3 of the Addendum to the Original Lease and Section 6 of the Third Amendment), effective as of April 1, 2017, Landlord shall be responsible for repairing and maintaining certain elements of the Premises limited to the exterior structural portions of the Premises; the roofing and covering materials including performing roof surveys; foundations; exterior walls and facade; all landscaping, sidewalks and parking areas contained in or about the Premises; snow removal (but not trash removal); exterior washing of windows; exterior window repair; exterior lighting including parking lot lighting; and exterior signage at the Premises (but excluding signage installed or affixed by Tenant pursuant to Section 27 of the Original Lease, which shall be Tenant’s responsibility). The costs associated with such repairs and maintenance shall be included in Operating Expenses (defined below). Landlord shall continue to be responsible for performing all necessary capital repairs and replacements involving the structural components of the base building and the parking areas as described in Section 6 of the Third Amendment, and such expenditures shall in each case be amortized over the useful life thereof in accordance with generally accepted accounting principles and included in Operating Expense and only the portion attributable to the calendar year shall be included in the Operating Expenses for the calendar year. Except as expressly provided in this Section 2 or elsewhere in the Lease, Landlord shall not be required to maintain or make any repairs or replacements or provide any services of any nature or description whatsoever to the Premises during the Term.

2.2               Notwithstanding anything in the Existing Lease to the contrary (including without limitation, Article 3 of the Addendum to the Original Lease and Section 6 of the Third Amendment), effective as of April 1, 2017, in no event shall Tenant’s obligation to repair the Premises extend to (i) repairs necessitated in whole or in part by the gross negligence or willful misconduct of Landlord or its agents, employees or contractors; (ii) repairs for which Landlord is responsible hereunder; or (iii) repairs required as a result of Landlord’s failure to make repairs for which it is responsible under this Amendment. Further, notwithstanding anything in the Lease to the contrary, if any capital repairs or replacements by Landlord are necessitated because Tenant’s gross negligence prior to April 1, 2017, then such expenditures shall be included in Operating Expenses and amortized over the remaining Term of the Lease

3.                 Operating Expenses.

3.1               As used herein, the term “Operating Expenses” shall include:

(a)	All actual costs and expenses actually incurred by Landlord during any calendar year in maintaining or repairing the Premises to the extent of Landlord’s maintenance and repair obligations under the Lease, as determined by Landlord in accordance with generally accepted accounting principles to the extent applicable, and otherwise in accordance with an accounting system established and regularly applied by Landlord. Such cost and expenses shall include costs of repairs and replacements to improvements within the Premises as appropriate to maintain the Premises as required hereunder; exterior cleaning, including windows; maintenance of landscaping and grounds; snow removal; maintenance of drives and parking areas; maintenance of the roof; building supplies; maintenance or replacement of equipment utilized for operation and maintenance of the Premises (reasonably allocated by Landlord if utilized for operation and maintenance of other properties); license, permit and inspection fees; sales, use and excise taxes on goods and services purchased by Landlord in connection with the operation, maintenance or repair of the Premises and equipment as appropriate to maintain the Premises as required hereunder; telephone, postage, stationery supplies and other expenses incurred in connection with the operation, maintenance or repair of the Premises as appropriate to maintain the Premises as required hereunder; costs of landscaping supplies, snow removal and other customary and ordinary items of personal property provided by Landlord for repair and maintenance; capital expenditures (i.e., capital repairs and replacements), in connection with Landlord’s repair and maintenance responsibilities under the Lease, in each case amortized over the useful life thereof in accordance with generally accepted accounting principles; costs of complying with applicable laws and regulations; service contracts; costs of services of independent contractors retained to do work of a nature referenced above; and costs of compensation (including employment taxes and fringe benefits) of all persons who perform regular and recurring duties connected with the day-to-day operation and maintenance of the Premises, its equipment, the adjacent walks, landscaped areas, drives and parking areas, including window washers, gardeners, sweepers, plow truck drivers, handymen, and engineering/maintenance/facilities personnel.

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(b)	Notwithstanding the foregoing, Operating Expenses shall not include any net income, franchise, capital stock, estate or inheritance taxes imposed on Landlord, or taxes that are the personal obligation of Tenant; payments of principal and interest on any mortgages; leasing commissions; advertising for vacant space in the Premises; judgments against Landlord or the Premises and cost relating to (i) disputes with third parties including Tenant, tenants, prospective tenants or other occupants of the Building; (ii) disputes with purchasers, potential purchasers, mortgagees or prospective mortgagees of the Building or Premises; or (iii) negotiations of leases, contracts of sale or mortgages; costs in the nature of penalties or fines if Tenant is then current in the payment of all Rent due under this Lease; costs of repairs to the extent reimbursed by governmental authorities or payment of insurance proceeds received by Landlord; costs of compensation of persons who do not perform regular and recurring duties connected with the day-to-day operation and maintenance of the Premises, its equipment, the adjacent walks, landscaped areas, drives and parking areas; depreciation claimed by Landlord for tax purposes (provided that this exclusion of depreciation is not intended to delete from Operating Expenses actual costs of repairs and replacements in regard thereto that are provided for in Subsection 3.1(a) hereof); costs expressly excluded from Operating Expenses elsewhere in the Lease or that are charged to or paid by Tenant under other provisions of the Lease; professional fees and disbursements and other costs and expenses related to the ownership (as opposed to the operation, maintenance or repair) of the Premises; costs for services, supplies or repairs paid to any related entity in excess of costs that would be payable in an “arm's length” or unrelated situation for comparable services, supplies or repairs; allowances, concessions or other costs and expenses of improving or decorating any demised or demisable space in the Building; any costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s or any other tenant’s breach of any lease, including this Lease or Landlord’s failure to timely pay operating expenses or real estate taxes if Tenant is then current in the payment of all Rent due under this Lease; any costs actually reimbursed under any service contracts or under the warranty of any general contractor, subcontractor or supplier and realized by Landlord; reserves for repairs, maintenance and replacements; costs of repairs incurred by reason of fire (other than for any reasonable deductible) or other casualty or condemnation not caused through the negligence of Tenant, and any item that, if included in Operating Expenses, would involve a double collection for such item by Landlord. For clarity, Tenant shall continue to pay Taxes (as defined in the Existing Lease) in accordance with Article 1 of the Addendum to the Original Lease.

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3.2       Tenant shall pay to Landlord on the first day of each calendar month of the Term, commencing on April 1, 2017, as Additional Rent, Landlord’s estimate of Tenant’s Proportionate Share (as defined in the Original Lease) of Operating Expenses with respect to the Building and the Premises, as applicable, for such month. For clarity, Tenant’s Proportionate Share is one hundred percent (100%).

3.3       Within ninety (90) days after the conclusion of each calendar year (or such longer period as may be reasonably required by Landlord), Landlord shall furnish to Tenant a statement showing in reasonable detail the actual Operating Expenses and Tenant’s Proportionate Share of Operating Expenses (“Landlord’s Statement”). Any additional sum due from Tenant to Landlord shall be due and payable within thirty (30) days after receipt of an invoice therefor. If the amounts paid by Tenant pursuant to this Section exceed Tenant’s Proportionate Share of Operating Expenses for the previous calendar year, then Landlord shall credit the difference against the Rent next due and owing from Tenant; provided that, if the Lease term has expired, Landlord shall accompany Landlord’s Statement with payment for the amount of such difference. Landlord’s annual statement shall be final and binding upon Tenant unless Tenant, within ninety (90) days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reasons therefor. If, during such ninety (90)-day period, Tenant reasonably and in good faith questions or contests the correctness of Landlord’s Statement, Landlord shall provide Tenant with reasonable access to Landlord’s books and records to the extent relevant to determination of Operating Expenses for the calendar year. In the event that, after Tenant’s review of such information, Landlord and Tenant cannot agree upon the amount of Tenant’s Proportionate Share of Operating Expenses, then Tenant shall have the right, at Tenant’s expense, to retain a Qualified Consultant (as hereinafter defined), to examine the books and records of Landlord relating to the determination of Operating Expenses for such year at reasonable times during normal business hours, so that Tenant can determine that Tenant's share of Operating Expenses have, in fact, been paid or incurred and accurately applied by Landlord. The term "Qualified Consultant" shall mean an independent, certified public accounting firm or auditing firm, which firm is reasonably approved by Landlord and is retained by Tenant on other than a contingent fee basis. The parties shall endeavor to agree promptly and reasonably upon Operating Expenses taking into account the results of such Qualified Consultant review and if, as of the date that is thirty (30) days after Tenant has submitted the Qualified Consultant review to Landlord, the parties have not agreed on the appropriate adjustments to Operating Expenses, then the parties shall engage a mutually agreeable independent third party accountant with at least ten (10) years’ experience in commercial real estate accounting in the Washington, D.C. area (the “Accountant”). If the parties cannot agree on the Accountant, each shall within ten (10) days after such impasse appoint an Accountant (different from the accountant and accounting firm that conducted the Independent Review) and, within ten (10) days after the appointment of both such Accountants, those two Accountants shall select a third (which cannot be the accountant and accounting firm that conducted the Independent Review). If either party fails to timely appoint an Accountant, then the Accountant the other party appoints shall be the sole Accountant. Within ten (10) days after appointment of the Accountant(s), Landlord and Tenant shall each simultaneously give the Accountants (with a copy to the other party) its determination of Operating Expenses, with such supporting data or information as each submitting party determines appropriate. Within ten (10) days after such submissions, the Accountants shall by majority vote select either Landlord’s or Tenant’s determination of Operating Expenses. The Accountants may not select or designate any other determination of Operating Expenses. The determination of the Accountant(s) shall bind the parties. If the Qualified Consultant review reveals or the Accountant(s) determine that the Operating Expenses billed to Tenant by Landlord and paid by Tenant to Landlord for the applicable calendar year in question exceeded by more than five percent (5%) what Tenant should have been billed during such calendar year, then Landlord shall pay the reasonable cost of the Qualified Consultant review and the Accountants. In all other cases, Tenant shall pay the cost of the Qualified Consultant review and the Accountants. Pending determination of any dispute, Tenant shall pay all amounts due pursuant to the disputed statement, but such payments shall be without prejudice to Tenant's position. If it is determined that there was an overpayment on the part of Tenant, then Tenant shall be entitled to a credit on subsequent Rent payment(s) next coming due in an amount equal to such credit, or if the Term has expired or been terminated, Landlord shall pay the amount of any such credit to Tenant within thirty (30) days after determination of the results. If it is determined that there was an underpayment by Tenant, then Tenant shall pay the deficiency to Landlord within thirty (30) days after determination of such results.

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3.4       Landlord or an affiliate(s) of Landlord currently own other property(ies) adjacent to the Premises or its neighboring properties (collectively, “Neighboring Properties”). In connection with Landlord performing services for the Premises pursuant to this Lease, similar services may be performed by the same vendor(s) for Neighboring Properties. In such a case, Landlord shall reasonably allocate to each Building or Premises the costs for such services based upon the ratio that the square footage of the Building or Premises (as applicable) bears to the total square footage of all of the Neighboring Properties or buildings within the Neighboring Properties for which the services are performed, unless the scope of the services performed for any building or property (including the Building and the Premises) is disproportionately more or less than for others, in which case Landlord shall equitably allocate the costs based on the scope of the services being performed for each building or property (including the Building and the Premises).

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3.5       Operating Expenses for the calendar year in which Tenant’s obligation to share therein commences and for the calendar year in which such obligation ceases shall be prorated as described in this Section. Tenant’s responsibility for Operating Expenses shall continue to the latest of (a) the date of termination of the Lease, (b) the date Tenant has fully vacated the Premises or (c) if termination of the Lease is due to a default by Tenant, the date of rental commencement of a replacement tenant or the date the Lease would have expired on its own terms, whichever is earlier. Any amount due under this Article 3 for any period that is less than a full month shall be prorated for such fractional month on the basis of the number of days in the month.

4.         Broker. Tenant represents and warrants that it has not dealt with any broker or agent in the negotiation for or the obtaining of this Amendment and agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord, at Tenant’s sole cost and expense) and hold harmless Landlord and its affiliates, employees, agents, contractors, lenders, and mortgagees for, from and against any and all cost or liability for compensation claimed by any such broker or agent employed or engaged by it or claiming to have been employed or engaged by it.

5.         No Default. Each party represents, warrants and covenants that, to the best of its knowledge, neither Landlord nor Tenant is in default of any of its respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

6.         Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Novavax, Inc.

20 Firstfield Road

Rockville, Maryland 20878

Attention: General Counsel

7.         Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

8.         Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

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9.         Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

10.       Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

11.       Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date and year first above written.

LANDLORD:

BMR-9920 BELWARD CAMPUS DRIVE LLC,

a Delaware limited liability company

By:	/s/ Marie Lewis
Name:	Marie Lewis
Title:	VP, Legal

TENANT:

NOVAVAX, INC.,
a Delaware corporation

By:	/s/ John A. Herrmann III
Name:	John A. Herrmann III
Title:	SVP, General Counsel